Exhibit 2.5

FIRST AMENDMENT TO AGREEMENT

AND PLAN OF REORGANIZATION

BY AND BETWEEN

ENCORE BANCSHARES, INC.

AND

LINSCOMB & WILLIAMS, INC.

The following provisions are intended to amend the Agreement by and between ENCORE BANCSHARES, INC. and LINSCOMB & WILLIAMS, INC. dated August 29, 2005 (“Agreement”). Except as modified below, all terms and conditions of the Agreement shall remain in full force and effect.

1.	“Section 2.1 Merger Consideration” is hereby deleted and replaced with:

(a) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, all of the shares of issued and outstanding L&W Common Stock shall be converted into (i) an amount of cash equal to $6,000,000, (ii) a number of shares of common stock, $1.00 par value, of Bancshares (“Bancshares Common Stock”) calculated by dividing $14,250,000 by an amount equal to 150% of the book value of a share of Bancshares Common Stock as of the end of the calendar quarter preceding the Effective Time (the “Merger Consideration”), and (iii) the right to receive a number of shares of Bancshares Common Stock, to be issued no later than March 31, 2010, calculated by dividing an amount equal to the sum of: (1) 70% of the aggregate after-tax net income of the Continuing Corporation from the Effective Time to December 31, 2009, plus (2) 50% of the net after-tax profit excluding amortization of intangible assets of Encore Trust, N.A. (for the calendar years 2006 – 2009 inclusive) in excess of the amounts shown on Schedule A attached as an Exhibit hereto, by an amount equal to the market value of a share of Bancshares Common Stock as of December 31, 2009. It is specifically provided, however, that the total value of the shares of Bancshares Common Stock to be issued as set forth in this section 2.1(a) shall not exceed four times the net revenue of L&W for the year ended December 31, 2009 and shall be reduced accordingly if necessary. For purposes of section 2.1(a)(iii), the following definitions shall apply:

(i) “after tax net income of Continuing Corporation shall be the net income of Continuing Corporation, which shall include an amount equal to two (2.0) basis points times Encore Trust’s managed assets (i.e. assets where Encore Trust has sole or shared investment authority), determined in accordance with generally accepted accounting principles, after provisions for income taxes, calculated as if Continuing Corporation were operating as an independent business, except that the federal and state tax rates shall be the same as Bancshares’ consolidated tax rates. This determination shall be made annually by the independent certified public accounting firm that attests to Bancshares’ financial statements. For purposes of this calculation, Court and Personal Trust Assets, (C&PT Assets) for each year shall be calculated by adding together the C&PT Assets at the end of each of the four fiscal quarters in that year and dividing the sum by four.

(ii) “market value” of a share of Bancshares Common Stock as of

December 31, 2009 shall be determined as follows: (y) if Bancshares Common Stock is publicly traded on a national securities exchange, the market value shall be the average of the closing prices of Bancshares Common Stock for the ten trading days preceding the delivery of the shares, or (z) if Bancshares Common Stock is not publicly traded as of December 31, 2009 on a national securities exchange, then the market value shall be the book value of a share of Bancshares Common Stock as of December 31, 2009 multiplied by 150%.

(iii) “total value of the shares of Bancshares Common Stock to be issued” shall be calculated by adding (a) $14, 250,000 and (b) the product of the number of shares to be issued no later than March 31, 2010 as set forth above multiplied by the market value of a share of Bancshares Common Stock as of December 31, 2009.

(iv) “net revenue” of Continuing Corporation shall be total revenue minus direct costs of payments to solicitors for solicitation of business as set forth in Continuing Corporation’s internal financial statements increased by an amount equal to two (2.0) basis points times Encore Trust’s managed assets (i.e. assets where Encore Trust has sole or shared investment authority), plus fifty percent (50%) of the net after-tax profit excluding amortization of intangible assets of Encore Trust, N.A. in excess of the amounts shown on Schedule A.

EXECUTED this 28th day of July, 2006.

ENCORE BANCSHARES, INC.

By:	/s/ James S. D’Agostino, Jr.
James S. D’Agostino, Jr.
Chairman

LINSCOMB & WILLIAMS, INC.

By:	/s/ J. Harold Williams
J. Harold Williams
Executive Vice President